Exhibit 10.2
EXECUTION COPY
SECOND AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT
Dated as of June __, 2007
among
POLYONE CORPORATION
as the Seller,

and
POLYONE FUNDING CORPORATION
as the Buyer

and
POLYONE CORPORATION
as the Buyer’s Servicer

i

TABLE OF CONTENTS
(continued)

Page
SECTION 7.10. Intent of the Parties, etc	26
SECTION 7.11. Entire Agreement	26
SECTION 7.12. Severability of Provisions	27
SECTION 7.13. Waiver of Jury Trial	27
SECTION 7.14. No Proceedings	27
EXHIBITS

EXHIBIT A Form of Receivables Activity Report
EXHIBIT B Form of Second Amended and Restated Subordinated Note

SCHEDULES

SCHEDULE I Lock-Box Banks and Lock-Box Accounts
SCHEDULE II Description of Credit and Collection Policy
SCHEDULE III Forms of Invoices
SCHEDULE IV Jurisdiction of Incorporation, Organizational Identification Number, and Location of Principal Place of Business, Chief Executive Office and Office Where Records are Kept
SCHEDULE V Trade or other names for Seller

ii

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
          SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT dated as of June ___, 2007 (this “Agreement”) among POLYONE CORPORATION, an Ohio corporation (“PolyOne” or, the “Seller”), POLYONE FUNDING CORPORATION, a Delaware corporation (the “Buyer”), and PolyOne, as the Buyer’s Servicer.
PRELIMINARY STATEMENTS:
          (1) The Seller in the ordinary course of business generates, and will generate from time to time, Receivables (as defined in the Second Amended and Restated Receivables Purchase Agreement, as defined below) from time to time owing to it.
          (2) The Seller wishes to sell to the Buyer from time to time hereunder all present and future Receivables in respect of each of which, on the date of the sale of such Receivable to the Buyer hereunder, the Obligor is a Designated Obligor (as defined in the Second Amended and Restated Receivables Purchase Agreement, as defined below) (such Receivable being a “Seller Receivable”), together with the Related Security and Collections (as hereinafter defined) with respect thereto.
          (3) The Buyer wishes concurrently to sell interests, to the extent of the Receivable Interests (as defined in the Second Amended and Restated Receivables Purchase Agreement referred to below) sold from time to time by it to the Purchasers (as defined in the Second Amended and Restated Receivables Purchase Agreement referred to below), in each of the present and future Seller Receivables, together with the Related Security and Collections with respect thereto, pursuant to the Second Amended and Restated Receivables Purchase Agreement dated as of June [___], 2007 (as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time, the “Second Amended and Restated Receivables Purchase Agreement”) among the Buyer, PolyOne, as Servicer thereunder, the Purchasers (as defined below), Citicorp USA, Inc. (“Citicorp”), as administrative agent (the “Agent”) for the Purchasers and any other owners of Receivable Interests, Citibank, N.A. and National City Bank, as issuing banks (the “Issuing Banks”), and National City Business Credit, Inc., as the syndication agent (the “Syndication Agent”).
          NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms.
          Terms defined in the Second Amended and Restated Receivables Purchase Agreement and not otherwise defined herein are used in this Agreement as defined in the Second Amended and Restated Receivables Purchase Agreement. In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Agent” has the meaning specified in Preliminary Statement (3).
          “Buyer’s Servicer” has the meaning specified in Section 5.01.

          “Buyer’s Servicer Fee” has the meaning specified in Section 2.05.
          “Citicorp” has the meaning specified in Preliminary Statement (3).
          “Collections” means, with respect to any Seller Receivable, all cash collections and other cash proceeds of such Seller Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Seller Receivable and (ii) any Collections of such Seller Receivable deemed to have been received, and actually paid, pursuant to Section 2.03.
          “Contract” means an agreement between the Seller and an Obligor, in any written form acceptable to the Seller, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule III hereto or otherwise approved by the Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.
          “Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 4.02(c).
          “Indemnified Amounts” has the meaning specified in Section 6.01.
          “Indemnified Party” means any or all of the Buyer, the Issuing Banks, the Purchasers and the other Owners under the Second Amended and Restated Receivables Purchase Agreement, the Agent and their respective Affiliates and successors and assigns.
          “Initial Purchase Price” has the meaning specified in Section 2.02(a).
          “Issuing Banks” has the meaning specified in Preliminary Statement (3).
          “Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations, contingent liabilities, material obligations, or properties of the Seller or the Buyer, (b) the collectibility of the Seller Receivables, or the ability of the Buyer’s Servicer (if PolyOne or any of its Affiliates) to collect Seller Receivables, (c) the legality, validity or enforceability of any Transaction Document, (d) the ability of the Seller to perform its obligations under the Transaction Documents or the Contracts or (e) the rights and remedies of the Buyer, the Agent, the Purchasers or the Issuing Banks under the Transaction Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
          “Obligor” means any Person obligated to make payments pursuant to a Contract.
          “Other Taxes” has the meaning specified in Section 7.04(b).
          “Program” means the receivables program established pursuant to this Agreement and the Second Amended and Restated Receivables Purchase Agreement.
          “Purchase Price” has the meaning specified in Section 2.02(b).
          “Purchasers” means the Initial Purchasers and each Assignee that shall become a party to the Second Amended and Restated Receivables Purchase Agreement pursuant to Section 9.01 thereof.

          “Receivable Assets” has the meaning specified in Section 2.01(a).
          “Receivables Activity Report” means a report prepared by the Seller, pursuant to Section 2.03(c), in substantially the form attached hereto as Exhibit A.
          “Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Seller to the Buyer with respect to amounts drawn under Letters of Credit.
          “Related Security” means with respect to any Receivable:
     (i) all of the Seller’s right, title and interest in, under and to all security agreements or other agreements that relate to such Receivable;
     (ii) all of the Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;
     (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed or authenticated by an Obligor describing any collateral securing such Receivable;
     (iv) all rights in respect of lock-boxes and accounts to which Collections are sent or deposited, and all funds and investments therein;
     (v) all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables whether pursuant to the Contract related to such Receivable or otherwise; and
     (vi) all Records relating to such Receivable.
          “Second Amended and Restated Letter of Credit Agreement” means the Second Amended and Restated Letter of Credit Agreement dated as of June ___, 2007 among PolyOne and the Buyer, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.
          “Second Amended and Restated Receivables Purchase Agreement” has the meaning specified in Preliminary Statement (3).
          “Second Amended and Restated Subordinated Note” means each subordinated promissory note, in substantially the form of Exhibit B hereto, executed by the Buyer to the order of the Seller.
          “Seller Receivable” has the meaning specified in Preliminary Statement (2).
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Syndication Agent” has the meaning specified in Preliminary Statement (3).
          “Termination Date” means the Termination Date under and as defined in the Second Amended and Restated Receivables Purchase Agreement.
          “Transaction Documents” means this Agreement, the Second Amended and Restated Receivables Purchase Agreement, the Second Amended and Restated Subordinated Notes, the Lock-Box Agreements, the Second Amended and Restated Parent Undertaking, [the Intercreditor Agreement,] the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Letter of Credit Agreement and the Second Amended and Restated Fee Letter.
          SECTION 1.02. Other Terms.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 in the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.
          SECTION 1.03. Computation of Time Periods.
          Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
ARTICLE II
SALE OF SELLER RECEIVABLES
          SECTION 2.01. Sale of Seller Receivables.
          (a) The Seller hereby sells, transfers and assigns, without recourse (except as expressly provided herein), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all of the Seller’s right, title and interest in, to and under all Seller Receivables existing on the date hereof and hereafter created from time to time until the Termination Date, all Related Security and Collections with respect thereto and all proceeds of the foregoing, together with all of the Seller’s rights, remedies, powers and privileges with respect to such Seller Receivables (collectively, the “Receivable Assets”).
          (b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be created as, a purchase by the Buyer and a sale by the Seller of Receivable Assets and not as a lending transaction. The foregoing sales, transfers and assignments do not constitute and are not intended to result in a creation or assumption by the Buyer of any obligation or liability with respect to any Seller Receivable or Contract, nor shall the Buyer be obligated to perform or otherwise be responsible for any obligation of the Seller or any other Person in connection with any Receivable Assets or under any agreement or instrument relating thereto.

          (c) In connection with the foregoing sales, transfers and assignments, the Seller agrees to record and file, at its own expense, proper financing statements (and proper continuation statements with respect to such financing statements when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer hereunder, and to deliver copies of such financing statements to the Buyer and the Agent on or prior to the initial Purchase under the Second Amended and Restated Receivables Purchase Agreement. Such financing statements shall name the Seller as debtor/seller, the Buyer as secured party/buyer and the Agent as assignee.
          SECTION 2.02. Terms of Sales.
          (a) The Buyer and PolyOne hereby confirm that on May 6, 2003, the Buyer accepted from PolyOne and PEFI, and PolyOne and PEFI sold, transferred and assigned to the Buyer, all of PolyOne’s and PEFI’s respective right, title and interest in, to and under those Receivable Assets that were outstanding on such date. As consideration for such sale, transfer and assignment of Receivable Assets on such date, the Buyer paid (or caused to be paid) to PolyOne and PEFI on such date an amount (PolyOne’s or PEFI’s, as applicable, “Initial Purchase Price”) agreed upon prior to such date, between PolyOne or PEFI and the Buyer to be reasonably equivalent value for such Receivable Assets as of such date. The Buyer and PolyOne hereby confirm that on May 6, 2003, the Buyer paid to PolyOne and PEFI as part of the total Initial Purchase Price the total amount which the Purchasers paid to the Buyer in Capital on such date under the Prior Sale Agreement.
          (b) The Buyer and PolyOne hereby confirm that on each Business Day after May 6, 2003 through the date of this Agreement, the Buyer has accepted from PolyOne and PEFI, and PolyOne and PEFI sold, transferred and assigned to the Buyer, all of PolyOne’s and PEFI’s right, title and interest in, to and under those Receivable Assets that were created on such Business Day. The Buyer and PolyOne hereby confirm that, as consideration for such continuing sales, transfers and assignments of Receivable Assets, the Buyer paid (or caused to be paid) to PolyOne and PEFI an amount equal to the purchase price therefor agreed upon prior to the date of such sale, transfer and assignment, between PolyOne and PEFI and the Buyer to be reasonably equivalent value for such Receivable Assets as of the date of such sale, transfer and assignment.
          (c) On each Business Day after the date hereof until the Termination Date the Buyer shall accept from the Seller, and the Seller shall sell, transfer and assign to the Buyer, all of the Seller’s right, title and interest in, to and under those Receivable Assets that are created on such Business Day. As consideration for such continuing sale, transfer and assignment of Receivable Assets after the date hereof, the Buyer shall pay (or cause to be paid) to the Seller an amount (the “Purchase Price”) agreed upon prior to the date of such sale, transfer and assignment, between the Seller and the Buyer to be reasonably equivalent value for such Receivable Assets as of the date of such sale, transfer and assignment.
          (d) The Purchase Price other than the Seller’s Initial Purchase Price, and the balance, if any, of the Seller’s Initial Purchase Price to be so paid by the Buyer on the date hereof, in accordance with the last sentence of subsection (a) of this Section 2.02, shall be paid in any of the following ways:
     (i) in cash paid to the Seller in U.S. Dollars in same day funds on or before the next occurring Yield Payment Date or the date hereof; or
     (ii) upon the agreement of the Seller and the Buyer, by means of indebtedness owed by the Buyer to the Seller evidenced by, and payable with interest pursuant to, a Second Amended and Restated Subordinated Note payable to the order of the Seller; or

     (iii) a combination of the above.
          (e) In addition to the methods of payment specified in subsection (d) of this Section 2.02 the Purchase Price may be paid in any of the following ways:
     (i) upon the agreement of PolyOne and the Buyer, by means of capital contributed by PolyOne to the Buyer in the form of Receivable Assets sold, transferred and assigned during such Yield Period or on the date hereof, as the case may be, and the Purchase Price, or such balance of the Initial Purchase Price, as the case may be, shall be considered paid in full by reflecting such contribution as an addition to surplus of the Buyer at an appropriate value; or
     (ii) a combination of any of the payment methods set forth above or in subsection (d) of this Section 2.02.
          SECTION 2.03. General Settlement Procedures.
          (a) If on any day the Outstanding Balance of a Seller Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Affiliate thereof other than the Buyer (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). If on any day any of the representations or warranties in Section 3.01(f) is no longer true with respect to any Seller Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Seller Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). Except as stated in the preceding sentences of this Section 2.03 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables.
          (b) The Buyer’s Servicer shall immediately advise the Buyer and the Agent of each Liquidation Day.
          (c) At least two Business Days before each Yield Payment Date, the Buyer’s Servicer shall prepare and forward to the Buyer and the Agent a Receivables Activity Report of the Buyer’s Servicer, as of the close of business of the Buyer’s Servicer on the last day of the immediately preceding Yield Period, setting forth the calculation of the actual Purchase Price for each Receivable Asset sold, transferred and assigned during such Yield Period, and the reconciliation of how the Purchase Price has been paid reflecting the cash advanced from the Buyer to the Seller during such Yield Period, the adjustments to and current balance, if any, due from the Buyer to the Seller under its Second Amended and Restated Subordinated Note, and the amount of additional cash, if any, to be paid by the Buyer to the Seller on such Yield Payment Date.
          SECTION 2.04. Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by the Seller or the Buyer’s Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars, in same day funds to the Buyer as directed by the

Buyer to the Seller or the Buyer’s Servicer in writing. The Seller shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.
          (b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
          (c) [Reserved].
          (d) The Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other lien, security interest, charge or encumbrance, which would otherwise be imposed on or affect any Seller Receivable or any Receivable Asset on account of any unpaid amount of the Seller’s Initial Purchase Price or any Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Second Amended and Restated Subordinated Note payable to the order of the Seller or otherwise and (ii) with respect to the obligations of the Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 2.03 and 6.01), any setoff, counterclaim, recoupment, defense and other right or claim which the Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of the Seller’s Initial Purchase Price or any Purchase Price under Sections 2.01 and 2.02 or any other amount payable by the Buyer to the Seller under this Agreement or the Second Amended and Restated Subordinated Note payable to the order of the Seller or otherwise.
          SECTION 2.05. Buyer’s Servicer Fee.
          The Buyer shall pay to the Buyer’s Servicer a collection fee (the “Buyer’s Servicer Fee”) from the date hereof until the Termination Date, payable on each Yield Payment Date, in an amount equal to the amount payable to the Servicer under the Second Amended and Restated Receivables Purchase Agreement or such other amount calculated on an arm’s-length basis for services performed as a subcontractor on terms common to collection agency arrangements in comparable asset sale transactions; provided, however, that the Buyer shall be given a credit against the Buyer’s Servicer Fee payable under this Agreement equal to the full amount of the Servicer Fee paid under the Second Amended and Restated Receivables Purchase Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          SECTION 3.01. Representations and Warranties of Seller.
          The Seller represents and warrants, as of the date hereof and the date of each transfer of Seller Receivables hereunder, before and after giving effect to such transfer, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of said transfer, in which case, as of such date, as follows:
          (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation indicated at the beginning of this Agreement, and is duly qualified to do business, and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect.
          (b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it thereunder, and the transactions contemplated hereby and thereby, including the Seller’s use of the proceeds of the sales, transfers and assignments of Receivable Assets hereunder, are within the Seller’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) contravene the Seller’s charter, articles, by-laws or code of regulations, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Seller under, or result in or require the creation of any lien upon or security interest in any property of the Seller pursuant to the terms of, any Contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting the Seller or any of its properties.
          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is a party or any other agreement or document to be delivered thereunder, or for the perfection of or the exercise by any Indemnified Party of its rights and remedies under such Transaction Document and such other agreements or documents, except for the filings of the financing statements referred to in Section 2.01(c) and in Article III of the Second Amended and Restated Receivables Purchase Agreement.
          (d) This Agreement has been, and each other Transaction Document to which the Seller is a party when delivered will have been, duly executed and delivered by the Seller. This Agreement is, and the other Transaction Documents to which the Seller is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.
          (e) There is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Seller, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.
          (f) Immediately prior to each sale, transfer and/or assignment by the Seller of any Receivable Assets hereunder, the Seller is the legal and beneficial owner of such Receivable Assets, free and clear of any Adverse Claim. Upon each sale, transfer and/or assignment by the Seller of each Receivable Asset hereunder, the Buyer shall have a valid and perfected first priority undivided 100% ownership interest or security interest in such Receivable Asset free and clear of any Adverse Claim except as created by this Agreement and the Second Amended and Restated Receivables Purchase Agreement. No effective financing statement or other filing or instrument similarly in effect covering any Contract or any Receivable Assets is on file in any recording office, except those filed in favor of the Buyer and the Agent relating to this Agreement or the Prior Sale Agreement or in favor of the Agent and relating to the Second Amended and Restated Receivables Purchase Agreement or the Prior Agreement.
          (g) No proceeds of any sale, transfer and/or assignment by the Seller of any Seller Receivable hereunder will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

          (h) No proceeds of any sale, transfer and/or assignment by the Seller of any Seller Receivable hereunder will be used to purchase or carry any “margin stock” (as defined or used in the regulations of the Board of Governors of the Federal Reserve System) in contravention of the requirements of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time. The Buyer is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.
          (i) Each Receivables Activity Report, Seller Report and Receivables Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished or to be furnished at any time by or on behalf of the Seller to the Buyer or the Agent or any Owner in connection with this Agreement or the Second Amended and Restated Receivables Purchase Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          (j) The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule IV hereto (or, by notice to the Buyer and the Agent in accordance with Section 4.01(e), at such other locations in jurisdictions, within the United States, where all actions required by Section 5.04(a) have been taken and completed).
          (k) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners (the Buyer or the Seller) of, the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Buyer and the Agent in accordance with Section 4.02(d)).
          (l) Except as set forth on Schedule V hereto, the Seller has not changed its name within the last five years, and has no trade names, fictitious names, assumed names or “doing business as” names.
          (m) The Purchase Price payable on each Yield Payment Date pursuant to Section 2.02(b) for the Seller’s Receivable Assets created after such date constitutes fair consideration and approximates fair market value for such Receivable Assets, and the terms and conditions (including, without limitation, such Purchase Price therefor, and the terms of the Second Amended and Restated Subordinated Notes, if applicable) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s-length transaction between unaffiliated parties. No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by the Seller to the Buyer and no such sale, transfer or assignment, at the time such sale, transfer or assignment is made, is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.
          (n) The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Second Amended and Restated Receivables Purchase Agreement.
          (o) The consolidated audited balance sheet of PolyOne and its subsidiaries as at December 31, 2006, and the related consolidated audited statements of income and retained earnings and of cash flows of PolyOne and its Subsidiaries for the fiscal year then ended, fairly present the consolidated financial condition of PolyOne and its Subsidiaries as at such date, and the consolidated results of the operations and cash flows of PolyOne and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis.
          (p) The Seller is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.
          (q) The Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Receivable Assets with respect thereto to any Person other than as contemplated by this Agreement or that has been released by the Agent from the Receivables Pool.
          (r) The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.
          (s) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
          (t) The Seller has not extended or modified the terms of any Seller Receivable or the Contract under which any such Seller Receivable arose, except in accordance with the Credit and Collection Policy and in accordance with Section 6.02(b) of the Second Amended and Restated Receivables Purchase Agreement.
          (u) Except under the Lock-Box Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.
          (v) The Seller is Solvent.
          (w) The Seller is not (i) a party to any contractual obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien created by, arising under or relating to the 10 5/8% Senior Notes, or a Lien created by, arising under or relating to this Agreement, the Second Amended and Restated Receivables Purchase Agreement, or any other Transaction Document) on the assets of the Seller or (ii) subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect. The Seller is not in default under or with respect to any contractual obligation owed by it other than those defaults that, in the aggregate, would not have a Material Adverse Effect.
          (x) No Event of Termination or Potential Event of Termination has occurred and is continuing.

          (y) The Seller is not (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended.
          (z) The proceeds of the sale of the Receivable Assets under this Agreement will be used for general corporate purposes.
          (aa) All policies of insurance of any kind or nature of the Seller, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. The Seller has not been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
          (bb) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Seller’s knowledge, threatened against or involving the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect. There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Seller’s knowledge, threatened, against or involving the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (cc) The operations of the Seller have been and are in compliance with all environmental laws, including obtaining and complying with all required environmental, health and safety permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect. Neither the Seller nor any real property currently or, to the knowledge of the Seller, previously owned, operated or leased by or for the Seller is subject to any pending or, to the knowledge of the Seller, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to any such laws, to the knowledge of the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (dd) The Seller owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights that are necessary for the operations of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names set forth on Schedule V hereto. To the Seller’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Seller infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Seller, threatened.

ARTICLE IV
GENERAL COVENANTS OF THE SELLER
          SECTION 4.01. Affirmative Covenants of Seller.
          Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Receivable Interest shall be existing and no Yield, Letter of Credit Obligations, fees or other amounts remain unpaid under this Agreement and the Second Amended and Restated Receivables Purchase Agreement, the Seller shall, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing:
          (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it and all Receivable Assets and related Contracts, Related Security and Collections with respect thereto.
          (b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that the Seller shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained.
          (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Seller operates with such deductibles or self-insured retentions as are in accordance with normal industry practice.
          (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Buyer, the Owners or the Agent hereunder, under the Second Amended and Restated Receivables Purchase Agreement or in the Receivable Assets and Related Security, or the ability of the Seller or the Buyer’s Servicer to perform their respective obligations hereunder, under the Second Amended and Restated Receivables Purchase Agreement or under the Contracts; provided, however, that the Seller may consummate any amalgamation, merger or consolidation permitted under Section 4.02(i).
          (e) Offices, Records and Books of Accounts.
     (i) Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Receivable Assets at the address of the Seller referred to in Section 3.01(j) or, upon at least thirty days’ prior written notice to the Buyer and Agent, at any other location in a jurisdiction where all action required by Section 5.04(a) shall have been taken, and
     (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Seller Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Seller Receivables

(including, without limitation, records adequate to permit the daily identification of each Seller Receivable, the Outstanding Balance of each Seller Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Seller Receivable).
          (f) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Seller Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Seller Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.
          (g) Examination of Records; Audits.
     (i) From time to time upon two (2) Business Days’ prior notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as requested by the Buyer or the Agent and at the expense of the Seller, permit the Buyer or the Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, its Affiliates or the agents of the Seller or its Affiliates, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, its Affiliates or the agents of the Seller or its Affiliates, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters.
     (ii) At any time and from time to time, upon the Buyer’s or the Agent’s request and at the expense of the Seller, the Seller shall cause independent public accountants or others satisfactory to the Buyer and the Agent, to furnish to the Buyer and the Agent, reports showing reconciliations, aging and test verifications of, and trial balances for, the Seller Receivables and/or a written report of an audit conducted by such accountants with respect to the Seller Receivables, Credit and Collection Policy, Lock-Box Account activity and the Seller’s performance of its obligations under this Agreement and the Second Amended and Restated Receivables Purchase Agreement on a scope and in a form reasonably requested by the Buyer or the Agent, as the case may be, for such audit; provided, however, that unless an Event of Termination or Potential Event of Termination shall be continuing, the Buyer or the Agent shall request no more than one (1) such report during any calendar year.
     (iii) The Seller shall conduct, or shall cause to be conducted, at its expense and upon request of the Buyer or the Agent, and present to the Buyer and the Agent for approval, such appraisals, investigations and reviews as the Buyer and the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Seller shall furnish to the Buyer and the Agent any information that the Buyer and the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

          (h) Keeping of Records and Books of Account.
     (i) Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP;
     (ii) to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Assets have been conveyed to the Buyer; and
     (iii) to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Assets have been conveyed to the Buyer.
          (i) Deposits to Lock-Box Accounts. Instruct, or cause the Buyer’s Servicer to instruct, all Obligors to make payments in respect of Seller Receivables to a Lock-Box Account and, if the Seller shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.03), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within two (2) Business Days following such receipt.
          (j) Reporting Requirements. Until the later of (x) the Termination Date and (y) the date upon which no Capital Investment for any Receivable Interest shall be existing and no Yield, Letter of Credit Obligations, fees or other amounts remain unpaid under this Agreement and the Second Amended and Restated Receivables Purchase Agreement, the Seller will, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing, furnish to the Buyer and the Agent:
     (i) Monthly Reports. Within 35 days after the end of each of the first 11 fiscal months in each Fiscal Year, financial information regarding the Seller and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by the chief financial officer, treasurer or other Responsible Officer acceptable to the Agent of such Seller as fairly presenting the Consolidated financial position of the Seller and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated and recorded in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and in form reasonably acceptable to the Agent.
     (ii) Annual Reports. Within 95 days after the end of each Fiscal Year, financial information regarding the Seller and its Subsidiaries consisting of Consolidated balance sheets of the Seller and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Seller and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated financial statements, without qualification, including, without limitation, as to the scope of the audit or as to the Seller being a going concern by the Seller’s independent public accountants, together with the report of such accounting firm stating that (A) such financial statements fairly present the Consolidated financial position of the Seller and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Seller’s independent public accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (B) the examination by the Seller’s independent public accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Seller and its Subsidiaries such accounting firm has obtained no knowledge that a Potential Event of Termination or Event of Termination has occurred and is continuing, or, if in the opinion of such accounting firm, a Potential Event of Termination or Event of Termination has occurred and is continuing, a statement as to the nature thereof.
     (iii) Notice of Event of Termination. As soon as possible and in any event within two (2) Business Days after a Responsible Officer of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.
     (iv) Proceedings. Promptly after the commencement thereof, notice of all actions and proceedings before any court or governmental agency or arbitrator or other authority affecting the Seller of the type described in Section 3.01(e).
     (v) Business Plan. Not later than the earlier of (i) 15 days after PolyOne has received the approval of its board of directors therefor and (ii) 90 days after the commencement of each Fiscal Year: (A) the annual business plan of PolyOne and its Subsidiaries for such Fiscal Year approved by the Board of Directors of PolyOne, (B) forecasts prepared by management of PolyOne for each fiscal month in such Fiscal Year and (C) forecasts prepared by management of PolyOne for such Fiscal Year and each of the succeeding Fiscal Years through the Termination Date, including, in each instance described in clauses (B) and (C) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) containing the types of financial information contained in the Amended and Restated Projections.
     (vi) Public and Creditors’ Reports. Promptly after the sending or filing thereof, copies of (A) all reports the Seller sends to its security holders generally, (B) all reports and registration statements that the Seller or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (C) all press releases and other statements concerning material changes or developments in the business of the Seller made available by the Seller or any of its domestic Subsidiaries to the public or any other creditor.
     (vii) Other. Upon demand, such other information, documents, records or reports respecting the Seller Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of the Seller as the Buyer or the Agent may from time to time reasonably request.
          (k) Subsidiaries. Maintain the status of each of PolyOne Canada, each other Originator (if any) and the Buyer as wholly owned subsidiaries of PolyOne.
          (l) Conduct of Business. Conduct its business consistent with past practice and use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of its customers, advertisers, suppliers and others having business relations with the Seller, except where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
          (m) Transaction Documents. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents to which it is a party in full force and effect, enforceable in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.
          SECTION 4.02. Negative Covenants of The Seller.
          Until the later of (i) the Termination Date and (ii) the date on which no Capital Investment of any Receivable Interest shall be existing and no Yield, Letter of Credit Obligations, fees or other amounts remain unpaid under this Agreement or the Second Amended and Restated Receivables Purchase Agreement, the Seller shall not, without the prior written consent of the Buyer and the Agent (with the consent of the Required Purchasers):
          (a) Sales, Adverse Claims, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable Asset, or upon or with respect to any related Contract or any deposit account to which any Collections of any Seller Receivables are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof; provided, however, that the Seller may, with the prior written consent of the Agent, sell or assign such Receivable Asset, related Contract or deposit account in respect thereof for consideration consisting solely of cash.
          (b) Extension or Amendment of Receivables. Except as otherwise permitted in the Second Amended and Restated Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Seller Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
          (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Seller Receivables.
          (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank, or any deposit account as a Lock-Box Account, from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller.
          (e) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Seller Receivables.
          (f) Change of Name, Etc. Change its name, identity, form of legal structure or jurisdiction of its organization, unless, prior to the effective date of any such change, the Seller delivers to the Buyer and the Agent (i) UCC financing statements necessary to reflect such change and to continue the perfection of the Buyer’s ownership interests in the Receivable Assets sold, transferred and assigned hereunder, and (ii) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements with the Seller to take control of the Lock-Box Accounts pursuant to Section 6.03(a), new Lock-Box Agreements executed by the Seller and the Lock-Box Banks to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.
          (g) Accounting of Purchases. Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by this Agreement or prepare any financial statements which shall account for the transactions contemplated hereby, in each case, in any manner other than the sale of the Receivable Assets by the Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting purposes, but excluding tax reporting purposes) in any manner other than as a sale of the Receivable Assets by the Seller to the Buyer.
          (h) Voluntary Petitions. Cause the Buyer to file a voluntary petition under the U.S. Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Buyer is not “insolvent” within the meaning of the U.S. Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Buyer’s charter and by-laws.
          (i) Mergers, Etc. Enter into a transaction of consolidation, merger or amalgamation with any Person unless (i) before and after giving effect on a pro forma basis to such consolidation, merger or amalgamation, no event shall have occurred and be continuing, or would result from such consolidation, merger or amalgamation, that constitutes an Event of Termination or Potential Event of Termination and (ii) such Person is not the Buyer and either (A) the Seller shall survive such consolidation or merger or (B) such other corporation or entity formed by such consolidation or into which the Seller shall be merged or amalgamated shall assume, in a writing on terms reasonably satisfactory to the Buyer and the Agent, all of the Seller’s rights, obligations and liabilities under the Transaction Documents and all the other instruments or documents delivered or to be delivered thereunder.
          (j) Maintenance of Separate Existence. Take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in Sections 5.01(h) and (i) of the Second Amended and Restated Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as legal entity separate and distinct from the Seller.
          (k) Organization. Change its capital structure (including, without limitation, redeeming, repurchasing or changing the terms of, its outstanding Stock) or otherwise amend its charter, code of regulations or by-laws; or cause or permit the Buyer’s charter or by-laws to be amended, supplemented or otherwise modified.
          (l) Capital Stock. Cause or permit to be issued to, or cause or permit to be transferred to, any Person (other than the Seller or any wholly-owned direct or indirect Subsidiary thereof) any shares of the Buyer’s Stock; or create or suffer to exist any Lien upon or with respect to any of the Buyer’s Stock.
          (m) Accounting. Change its (i) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Purchasers and the Agent, or (ii) fiscal year.

          (n) Asset Sales. Except as otherwise provided herein, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts), whether in single transactions, or a series of related transactions, to any Person, or permit or suffer any other Person to acquire any interest in any of its assets except:
     (i) the sale or other disposition of inventory in the ordinary course of business;
     (ii) the sale or other disposition of assets or any interest therein having a Fair Market Value that is less than (x) $250,000 individually and (y) $2,000,000 in the aggregate for all such dispositions; and
     (iii) dispositions of assets or interests therein not otherwise permitted above so long as (w) no Potential Event of Termination or Event of Termination is continuing or would result therefrom, (x) such sale or other transfer is for Fair Market Value, (y) if such asset or interest has a Fair Market Value of $10,000,000 or more, or if when aggregated with all such assets or interest previously sold at any time after the Amendment and Restatement Effective Date, conveyed, transferred, leased or disposed, $25,000,000 or more, 50% of the proceeds of such sale or transfer (or such series of related sales or transfers) are payable in cash to the Servicer upon the consummation of each such sale or transfer, and (z) if the Fair Market Value of such asset is in excess of $25,000,000, the Board of Directors of the Servicer has approved such sale.
          (o) Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries (other than the Buyer) to assign, any right to receive income, except for the following:
     (i) Liens created by, pursuant to, arising under or relating to this Agreement, the Second Amended and Restated Receivables Purchase Agreement or any other Transaction Document;
     (ii) [subject to the Intercreditor Agreement, Liens created by, arising under or relating to the 10 5/8% Senior Notes;]
     (iii) Liens existing on the date hereof; provided, however, that such Liens shall not be permitted with respect to any Receivable Assets unless such Liens arise under, were created by or were incurred pursuant to any of the Prior Sale Agreement, the Prior Agreement, this Agreement, the Second Amended and Restated Receivables Purchase Agreement or any other Transaction Document; and
     (iv) statutory liens and other liens created in the ordinary course of business.
          (p) Transactions with Affiliates. Except as otherwise contemplated by this Agreement, the Second Amended and Restated Receivables Purchase Agreement, or any Transaction Document: (i) make any Investment in an Affiliate of the Seller that is not a Subsidiary of the Seller; (ii) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Seller that is not a Subsidiary of the Seller; (iii) merge into or consolidate or amalgamate with or purchase or acquire assets from any Affiliate of the Seller that is not a Subsidiary of the Seller; or (iv) prepay any Indebtedness to any Affiliate of the Seller that is not a Subsidiary of the Seller.
          (q) Speculative Transactions. Engage in any transaction involving hedging contracts or other similar speculative transactions except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

ARTICLE V
ADMINISTRATION AND COLLECTION
          SECTION 5.01. Designation of Buyer’s Servicer.
          The Seller Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Servicer”) designated from time to time to perform the duties of the Servicer under the Second Amended and Restated Receivables Purchase Agreement in accordance with Section 6.01 of the Second Amended and Restated Receivables Purchase Agreement, and shall be serviced, administered and collected by the Buyer’s Servicer in the manner set forth in Section 6.02 of the Second Amended and Restated Receivables Purchase Agreement (including by subcontracting to any Originator pursuant to Section 6.01 of the Second Amended and Restated Receivables Purchase Agreement. Until the Agent designates a new Servicer in accordance with Section 6.01 of the Second Amended and Restated Receivables Purchase Agreement, PolyOne is hereby designated to act as, and PolyOne hereby agrees to perform the duties and obligations of, the Buyer’s Servicer hereunder.
          SECTION 5.02. Rights of the Buyer and the Agent.
          (a) Each of the Buyer and the Agent acting together or alone may notify the Obligors of Seller Receivables, at any time and at the Seller’s expense, of the Buyer’s interest in the Seller Receivables and the ownership of Receivable Interests by the Owners. The Seller hereby transfers to the Agent the exclusive ownership, dominion and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such transfer.
          (b) At any time:
     (i) Each of the Buyer and the Agent acting together or alone may, at the expense of the Seller, direct the Obligors of the Seller Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under Seller Receivables directly to the Agent or its designee.
     (ii) The Seller shall, at the Buyer’s or the Agent’s request and at the Seller’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.
     (iii) The Seller shall, at the Buyer’s or the Agent’s request and at the Seller’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Seller Receivables in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
     (iv) The Agent may take any and all reasonably commercial steps in the name of the Seller and on behalf of the Seller, the Buyer and the Owners that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Seller Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Seller Receivables and enforcing the Seller Receivables and the Related Security and related contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller might have done.
          SECTION 5.03. Responsibilities of the Seller.
          Anything herein to the contrary notwithstanding:
          (a) The Seller shall perform its obligations under the Contracts related to the Seller Receivables to the same extent as if the Receivable Assets had not been sold and the exercise by the Buyer or the Agent of its rights hereunder or under the Second Amended and Restated Receivables Purchase Agreement shall not release the Buyer’s Servicer or the Seller from any of its duties or obligations with respect to any Seller Receivables or under the related Contracts; and
          (b) Neither the Buyer nor the Agent nor the Owners nor any other Indemnified Party shall have any obligation or liability with respect to any Seller Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.
          SECTION 5.04. Further Actions Evidencing Purchases.
          (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or more fully evidence the sale, transfer and assignment of Receivable Assets by the Seller to the Buyer hereunder and the Receivable Interests purchased by the Owners under the Second Amended and Restated Receivables Purchase Agreement, or to enable any of them or the Agent to exercise and enforce their respective rights and remedies hereunder or under the Second Amended and Restated Receivables Purchase Agreement. Without limiting the foregoing, the Seller will, upon the request of the Buyer or the Agent, in order to perfect, protect or evidence such sales, transfers and assignments and such Receivable Interests: (i) execute, authenticate and/or file such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or the Agent may reasonably request; (ii) mark conspicuously each invoice evidencing each Seller Receivable and the related Contract with a legend, acceptable to the Buyer or the Agent, as applicable, evidencing that such Seller Receivables have been sold, transferred and assigned to the Buyer in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Seller Receivables and related Contracts with such legend.
          (b) The Seller hereby authorizes each of the Buyer and the Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements and amendments thereto relating to all or any of the Receivable Assets without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement or other applicable filing where permitted by law.
          (c) If PolyOne in its capacity as Buyer’s Servicer fails to perform any of its obligations hereunder, the Buyer or the Agent may, upon prior written notice to PolyOne, itself perform, or cause performance of, such obligation, and the reasonable costs and expenses of the Agent or the Buyer incurred in connection therewith shall be payable by the Seller under Section 6.01 or 7.04, as applicable.

ARTICLE VI
INDEMNIFICATION
          SECTION 6.01. Indemnities by the Seller.
          Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, the Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, the activities of the Seller in connection herewith or with any other Transaction Document or the use of proceeds of sales, transfers and assignments of Receivable Assets hereunder; excluding, however, Indemnified Amounts to the extent resulting solely and directly from either (x) the gross negligence or willful misconduct on the part of such Indemnified Party, or (y) the failure to collect amounts in respect of a Seller Receivable to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts. Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:
     (i) any Receivable becoming a Seller Receivable which is not at the date of its sale, transfer and assignment hereunder an Eligible Receivable;
     (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Receivables Activity Report, Seller Report, Receivables Report or other document delivered or to be delivered by the Seller in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Seller to comply with any applicable law, rule or regulation or the related Contract or any Related Security with respect thereto; or the failure, as a result of any action or omission of the Seller, of any Seller Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;
     (iv) the failure by any action or inaction of the Seller to vest in the Buyer a first priority perfected 100% ownership interest in each Seller Receivable and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;
     (v) the failure of the Seller to have filed, or any delay by the Seller in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Seller Receivable and the Related Security and Collections in respect thereof, whether at the time of the initial sale, transfer and assignment hereunder or at any subsequent time;
     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor with or against the Seller to the payment of any Seller Receivable

(including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale by the Seller of the goods or services related to such Receivable or the Seller’s furnishing or failure to furnish such goods or services;
     (vii) any failure of PolyOne, as Buyer’s Servicer, Servicer, or otherwise, to perform its duties, obligations or covenants under and in accordance with this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;
     (viii) any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with any action or omission of the Seller and the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;
     (ix) the commingling by the Seller of Collections of Seller Receivables at any time with other funds;
     (x) any action or omission by the Seller, whether as Servicer or otherwise, reducing or impairing the rights of the Buyer hereunder or of any Owner of a Receivable Interest under the Second Amended and Restated Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Seller Receivable;
     (xi) any cancellation or modification of a Seller Receivable originally owed to the Seller, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise;
     (xii) (A) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto, or any transaction contemplated by this Agreement or any Contract, or the ownership of, or other interest in, any Seller Receivable the related Contract or Related Security, excluding, however, Indemnified Amounts to the extent resulting from a claim of any Indemnified Party that does not arise out of or result from any action or omission of the Seller or (B) the use by the Seller of proceeds of any sale, transfer and assignment of any Receivable Asset hereunder;
     (xiii) the existence of any Adverse Claim against or with respect to any Seller Receivable the related Contract, Related Security or Collections and resulting from any act or omission of the Seller;
     (xiv) any failure by the Seller to pay when due any taxes, including without limitation sales, excise, or personal property taxes, payable by the Seller in connection with any Seller Receivable or the related Contract or any Related Security with respect thereto;
     (xv) any claim brought by any Person other than an Indemnified Party arising from any action or omission of by the Seller or any Affiliate of the Seller (other than the Buyer) in servicing, administering or collecting any Seller Receivable;

     (xvi) any failure by any Lock-Box Bank holding a Lock-Box Account in the name of the Seller to comply with the terms of the Lock-Box Agreement to which such Lock-Box Bank is a party; or
     (xvii) to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination resulting from an act or omission of the Seller other than an Event of Termination arising under Section 7.01(f) of the Second Amended and Restated Receivables Purchase Agreement.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.01. Amendments, Etc.
          No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Buyer therefrom shall be effective unless in a writing and signed by the Agent pursuant to the terms of the Second Amended and Restated Receivables Purchase Agreement and, in the case of any such waiver or consent, the party against which the waiver or consent is to be enforced or, in the case of any such amendment, the Buyer and the Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer, any Owner or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
          SECTION 7.02. Notices, Etc.
          All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when received by the Buyer or the Agent, as applicable.
          SECTION 7.03. Binding Effect; Assignability.
          This Agreement shall become effective when it shall have been executed by the Seller (including PolyOne as the Buyer’s Servicer) and the Buyer and acknowledged by the Agent, and thereafter shall be binding upon and inure to the benefit of the Seller, the Buyer, the Agent, and each other Indemnified Party and their respective successors and assigns, except that the Seller shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agent and each Purchaser, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein except pursuant to the Second Amended and Restated Consent and Agreement. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided, however, that rights and remedies with respect to the provisions of Article VI and Sections 2.03, 7.04, 7.05, 7.06 and 7.14 shall be continuing and shall survive any termination of this Agreement.

          SECTION 7.04. Costs, Expenses and Taxes
          (a) In addition to the rights of indemnification granted under this Agreement, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder or thereunder, and costs and expenses, if any, incurred by the Buyer under Section 11.04 of the Second Amended and Restated Receivables Purchase Agreement, including, without limitation, in each case, the reasonable fees and disbursements of counsel for the Agent and the Purchasers with respect thereto and advising the Agent as to its rights and remedies hereunder. The Seller further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements) of each Owner, the Agent or any Affiliate thereof, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith.
          (b) In addition, the Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”). The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 7.04(b)) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).
          SECTION 7.05. Non-Business Days.
          In any case where any payment or action is due under this Agreement on a day which is not a Business Day, such payment or action may be made on the next succeeding Business Day, but such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
          SECTION 7.06. Confidentiality.
          (a) Each of the Seller and the Buyer hereby agrees that each of the Seller and Buyer (and each of their respective, and their respective Affiliates’ employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the receivables program established hereunder, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the receivables program established hereunder, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to each of the Seller and Buyer related to such structure and tax aspects. In this regard, each of the Seller and Buyer acknowledges and agrees that its disclosure of the structure or tax aspects of the receivables program established hereunder is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Seller and Buyer acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the receivables program established hereunder is limited in any other manner (such as where the receivables program established hereunder is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the receivables program established hereunder by each of the Seller or Buyer is limited by any existing agreement between the Seller or Buyer, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the receivables program established hereunder as provided in this clause (a).
          (b) Subject to clause (a) of this Section 7.06, except to the extent otherwise required by applicable law, rule, regulation or judicial process, each of the parties hereto agrees to maintain the confidentiality of this Agreement, the Second Amended and Restated Receivables Purchase Agreement, the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Letter of Credit Agreement, the Second Amended and Restated Fee Letter (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided, however, that (i) in the case of the Second Amended and Restated Receivables Purchase Agreement, such information may be disclosed to third parties to the extent such disclosure is (A) limited in scope to the provisions of Article V, VII and X of the Second Amended and Restated Receivables Purchase Agreement and, to the extent defined terms are used in Article V, VII and X, such terms defined in Article I of the Second Amended and Restated Receivables Purchase Agreement and (B) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (ii) in the case of this Agreement, the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Letter of Credit Agreement, the Second Amended and Restated Fee Letter (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise, such information may be disclosed to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided, further, that this Agreement, the Second Amended and Restated Receivables Purchase Agreement, the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Letter of Credit Agreement and the Second Amended and Restated Fee Letter (and all drafts thereof) may be disclosed (A) to each party’s, the Agent’s and each Owner’s legal counsel, accountants and auditors on a confidential basis, (B) to any rating agency, (C) to any regulatory authority having jurisdiction over the Seller , the Buyer, the Agent or an Owner and (D) pursuant to court order or subpoena; provided, further, that each party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.
          SECTION 7.07. Governing Law.
          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7.08. Consent to Jurisdiction.
          (a) Each of the Seller and the Buyer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the Seller and the Buyer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the Seller and the Buyer hereby agrees that service of process in any such action or proceeding may be effected by mailing a summons and complaint to it at its address specified in Section 7.02 by registered mail, return receipt requested, or in any other manner permitted by applicable law. Each of the Seller and the Buyer agrees that a final, non-appealable, judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.
          (b) Each of the Seller and the Buyer irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 7.09. Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 7.10. Intent of the Parties, etc.
          As provided in Section 2.01(b), the parties to this Agreement intend that the transaction contemplated by this Agreement shall be, and shall be treated as, a purchase by the Buyer and a sale by the Seller of Receivable Assets and not as a lending transaction. Recognizing the risk that, notwithstanding the parties’ intent, a court deciding the issue might recharacterize the Receivable Asset transfers contemplated hereby as a secured lending transaction, it is the intention of the parties hereto, in the event of such recharacterization, that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Buyer a duly perfected first priority security interest in all of the Seller’s right, title and interest in such Receivable Assets, whether now owned or hereafter acquired, and all cash and non-cash proceeds in respect thereof, free and clear of Adverse Claims. In contemplation of such risk (but only for such purpose), (a) the Seller hereby grants to the Buyer a duly perfected first priority security interest in all of the Seller’s right, title and interest in, to and under the Receivable Assets, whether now owned or hereafter acquired, and all cash and non-cash proceeds in respect thereof and (b) if the Seller shall have taken any action, or suffered any event to occur, of the type described in Section 7.01(f) of the Second Amended and Restated Receivables Purchase Agreement, all of the obligations of the Seller under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller.
          SECTION 7.11. Entire Agreement.
          This Agreement and the other Transaction Documents to which the parties hereto are party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

          SECTION 7.12. Severability of Provisions.
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 7.13. Waiver of Jury Trial.
          Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.
          SECTION 7.14. No Proceedings.
          (a) The Seller hereby agrees that it will not institute against the Buyer or the Purchasers any proceeding of the type referred to in Section 7.01(f) of the Second Amended and Restated Receivables Purchase Agreement so long as there shall not have elapsed one year plus one day since the later of the (i) the Termination Date and (ii) the date upon which no Capital Investment for any Receivable Interest shall be existing and no Yield, Letter of Credit Obligations, fees or other amounts remain unpaid under this Agreement and the Second Amended and Restated Receivables Purchase Agreement.
          (b) Each of the Seller and the Buyer hereby agrees that, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, none of the Indemnified Parties shall be liable to the Seller or the Buyer (except to the extent of such Indemnified Party’s own gross negligence or willful misconduct) or have any liability for any special, indirect, consequential or punitive damages.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

POLYONE CORPORATION, as Buyer’s Servicer and the Seller
By:
	Name:	John Rastetter
	Title:	Treasurer

33587 Walker Road Avon Lake, Ohio 44012 Attention: Treasurer Telephone No.: (440) 930-3105 Telecopier No.: (440) 930-1839

[ SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT]

POLYONE FUNDING CORPORATION, as Buyer
By:
	Name:	John Rastetter
	Title:	President

33587 Walker Road Avon Lake, Ohio 44012 Attention: President Telephone No.: (440) 930-3105 Telecopier No.: (440) 930-1839

[ SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT]

Acknowledged as of the date first above written:

CITICORP USA, INC., as Agent
By:
	Name:	David Jaffe
	Title:	Vice President/Director

388 Greenwich Street 19th Floor New York, New York 10013 Attention: David Jaffe Telephone No.: (212) 816-2329 Telecopier No.: (212) 816-2613

[ SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT]

EXHIBIT A
FORM OF
RECEIVABLES ACTIVITY REPORT
Date:                                 , 200
     Reference is made to the Receivables Sale Agreement dated as of July  , 2007 (the “Agreement”) among POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as a Seller, POLYONE FUNDING CORPORATION, a Delaware corporation, as Buyer. Terms defined in the Agreement are used herein as therein defined.
     The undersigned Seller hereby certifies to the Agent that, as of the close of business on the date set forth above: (i) [s]he is the [title] of the Seller; (ii) the information contained in Exhibit A to this Receivables Activity Report is true and correct in all material respects; and (iii) the information contained in Exhibit A to this Receivables Activity Report does not contain any untrue statement of a material fact and does not omit to state, as of the date hereof and as of the date so furnished, a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.
     As of the date of this Receivables Activity Report, no Potential Event of Termination or Event of Termination exists or has occurred and is continuing.

[NAME OF SELLER]
By:
Name:
Title:

A-1

EXHIBIT A to
SELLER’S REPORT
Date:                                , 200

Receivables Activity

1	Total of newly created Pool Receivables during the Month	$

2	Purchase Price (product of line 1 and the discount percentage of %)	$

Payments

3	Total dollar amount (including, without limitation, Collections) transferred to the Seller under the Agreement during the Month plus any credit from the preceding month	$

Subtract line 3 from line 2. If the result is positive, such amount is the Seller’s purchase price for the Month. If the result is negative, such amount shall be a credit to be applied in the next succeeding month.

4	Seller’s purchase price	$

or

5	Credit to be applied to next month	$

Reconciliation

If the result of the above calculations was positive, then such Seller’s purchase price was paid as follows:

6	Cash transferred to Seller	$

7	Adjustment to Seller’s Subordinated Note	$

8	Capital contributed by Seller (PolyOne only)	$

A-2

EXHIBIT B
THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS
SUBORDINATED TO THE PRIOR PAYMENT IN FULL IN CASH OF ALL OF
THE SENIOR DEBT (AS DEFINED BELOW) PURSUANT TO, AND TO THE EXTENT
PROVIDED HEREIN.
SECOND AMENDED AND RESTATED SUBORDINATED NOTE
                                                             , 2007
     FOR VALUE RECEIVED, the undersigned, POLYONE FUNDING CORPORATION, a Delaware corporation (the “Buyer”), hereby unconditionally promises to pay to the order of POLYONE CORPORATION., a corporation organized and existing under the laws of Ohio (the “Seller”), in lawful money of the United States of America in immediately available funds the principal amount outstanding on June , 2012 (the “Maturity Date”), in respect of indebtedness incurred by the Buyer representing any portion of the Seller’s Initial Purchase Price or any Purchase Price of the Receivable Assets purchased from time to time by the Buyer from the Seller pursuant to the Second Amended and Restated Receivables Sale Agreement dated as of June , 2007, as it may be amended, supplemented and otherwise modified from time to time (the “Second Amended and Restated Receivables Sale Agreement”), among the Seller, the Buyer and the other parties thereto and acknowledged by Citicorp USA, Inc. (“Citicorp”), as administrative agent (in such capacity, the “Agent”). Subject to the terms of subordination herein contained the Buyer may, at its option, prepay this Note in whole or in part at any time and from time to time from and after the date hereof; provided, however, that in no event shall the holder hereof have any right to demand any payment of principal hereunder prior to the Maturity Date.
     Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Second Amended and Restated Receivables Sale Agreement or the Second Amended and Restated Receivables Purchase Agreement (as defined below), as the case may be.
     The Buyer further agrees to pay interest from the date hereof in like money on the unpaid principal amount hereof from time to time outstanding, at a rate of 6% per annum. Interest shall be payable in arrears on each Yield Payment Date commencing on the first such date to occur after the date hereof and upon final payment of the unpaid principal amount hereof.
     This Second Amended and Restated Subordinated Note is subordinate and junior in right and time of payment to all “Senior Debt” of the Buyer, which consists of all Indebtedness (as defined below) of the Buyer and all renewals, extensions, refinancings and refundings thereof other than any such Indebtedness that expressly provides that it is not senior or superior in right of payment hereto. The term “Indebtedness” means (i) all obligations of the Buyer from time to time under the Second Amended and Restated Receivables Purchase Agreement dated as of June , 2007, as it may be amended, supplemented and otherwise modified from time to time (the “Second Amended and Restated Receivables Purchase Agreement”), among the Buyer, PolyOne Corporation, as Servicer, the Purchasers from time to time party thereto and the Agent, whether for Collections received or deemed to have been received by the Buyer, fees, costs, expenses, taxes, indemnification or otherwise, and (ii) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto) and guarantees of any of the foregoing, whether or not any such indebtedness would appear as a liability on a balance sheet of the Buyer prepared on a consolidated basis in accordance with generally accepted accounting principles.
     All obligations (the “Senior Obligations”) of the Buyer to pay principal, interest (including, without limitation, interest, as provided in the instruments and agreements evidencing Senior Debt, payable after any Insolvency Event (as defined below) whether or not such interest is permitted to accrue or is allowable), fees, costs, expenses, taxes, indemnifications, and other amounts in respect of Senior Debt now or hereafter existing must be irrevocably paid in full in cash before any amount payable under this Second Amended and Restated Subordinated Note (the “Junior Debt”) shall be payable. Notwithstanding the foregoing, so long as no Event of Termination or Potential Event of Termination shall have occurred and be continuing under the Second Amended and Restated Receivables Purchase Agreement, the Buyer may pay accrued and unpaid interest on Junior Debt on each Settlement Date and may voluntarily prepay the principal of Junior Debt at any time and from time to time; provided, however, that Junior Debt shall be payable only to the extent that the Buyer, after paying all its accounts payable and other expenses and obligations in respect of the Senior Obligations, has the funds to make such payments. No holder of Junior Debt shall take or receive from the Buyer for or on account of any Junior Debt any payment or distribution, by setoff or otherwise, in contravention of the subordination provisions herein contained. In the event (each, an “Insolvency Event”) of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Buyer or its debt, whether voluntary or involuntary, in any bankruptcy, insolvency or similar case or proceeding under any federal or state bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Buyer or otherwise, the holders of Senior Obligations shall be entitled to receive irrevocable payment in full in cash of the Senior Obligations before any holder of any Junior Debt is entitled to receive any payment of all or any of the Junior Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable with respect to any Junior Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of other Indebtedness of the Buyer being subordinated to payment of the Junior Debt) shall be paid or delivered directly to a representative (the “Representative”) selected by holders of at least 50% in principal amount of Senior Debt for the account of all holders of Senior Debt for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations until the Senior Obligations shall have been irrevocably paid in full in cash. All payments and distributions upon or with respect to the Junior Debt which are received by any holder of Junior Debt contrary to the subordination provisions herein contained shall be received in trust for the benefit of the holders of Senior Debt, shall be segregated from other funds and property held by such holder of Junior Debt and shall be forthwith paid over to the Representative for the account of the holders of Senior Debt in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior

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Obligations. The Buyer agrees, and the holder hereof by accepting this Second Amended and Restated Subordinated Note agrees, to the subordination provisions herein contained.
     Notwithstanding any provision herein to the contrary, the holder hereof by accepting this Second Amended and Restated Subordinated Note agrees that it shall be entitled to enforce the obligations of the Buyer hereunder (subject to the other provisions contained in this Second Amended and Restated Subordinated Note) only against the interest of the Buyer from time to time in and to the Receivable Assets now existing or hereafter arising (subject to the interests therein of the Receivable Interests now existing or hereafter arising under the Second Amended and Restated Receivables Purchase Agreement) and that the obligations of the Buyer hereunder shall not constitute a claim against the Buyer or its other assets in the event that such interest of the Buyer is insufficient to pay such obligations.
     Upon prior written notice to the Buyer, the holder hereof may sell, pledge, assign, or otherwise transfer this Second Amended and Restated Subordinated Note, except that no such transfer shall be made (other than a transfer to any Affiliate (other than the Buyer or any of its subsidiaries) of the Seller) without the prior written consent of the Agent.
     This Second Amended and Restated Subordinated Note shall be governed by, and construed in accordance with, the laws of the State of New York.
     The holder of this Second Amended and Restated Subordinated Note, by its acceptance hereof, hereby covenants and agrees that (a) so long as the Senior Debt shall not have been irrevocably paid in full in cash, such holder will not sue for or demand from the Buyer payment of all or any of the Junior Debt and (b) such holder will not at any time institute against the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

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     IN WITNESS WHEREOF, the Buyer has caused this Second Amended and Restated Subordinated Note to be duly executed as of the day and year first above written.

POLYONE FUNDING CORPORATION

Name:
Title:

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SCHEDULE I
LOCK-BOX BANKS AND
LOCK-BOX ACCOUNTS

Lock-Box Bank	Lock-Box No.	Lock-Box Account No.

Mellon Bank, N.A.	01489	078-6808

Mellon Bank, N.A.	10602	078-6808

SCHEDULE II
CREDIT AND COLLECTION POLICY
Purpose and Scope
          The Company conducts its operations through dedicated business units and organizational teams. The purpose of this policy is to establish the essential Company-wide requirements relating to the management of “credit” risk. The scope of this policy covers all receivables for each business unit.
Overall Policy
          Unless otherwise approved, the Company will only extend credit as part of conducting normal business operations. Credit will be provided based on an assessment of an individual customer’s (or other third party’s) ability to pay within terms common (competitive) to the business market segment. Each business will manage its credit risk by (a) assessing the risk exposure of its credit portfolio and (b) assessing activities to realize prompt payment collection.
Responsibility and Authority
          The Corporate Chief Financial Officer (CFO) is responsible for establishing policy guidelines consistent with PolyOne Corporation’s target capital structure. The guidelines will cover setting credit limits and exceptions thereto, for term extensions and credit worthiness, and determining the appropriate risk exposure of a business’ overall credit portfolio.
          The CFO is responsible for this policy and revisions, which may be required from time to time. The CFO will approve any exceptions to this policy.
          It is the responsibility of the business General Manager, delegating through the business management team (specifically including the business controller and credit manager), to develop and implement all business unit policies, guidelines and/or procedures necessary to effectively manage the business unit’s day-to-day credit risk and to adhere to this Company-wide policy. The business General Manager is delegated the authority to have credit authorized consistent with this policy.
Actions Requiring the Approval of the CFO
•	Business programs, which in their aggregate extend overall credit levels beyond established risk exposure guidelines

•	Expansion by more than 10% of previously approved programs

•	Employee credit other than for relocation and/or nominal amounts not to exceed $500 outstanding per individual (should be discouraged)

•	Any credit to Company Officers

Guidelines
          The successful implementation of this policy is partially dependent on establishing specific control and reporting activities that each business unit’s operations are expected to incorporate. Below are specific activities which each business unit will perform in supporting the (a) assessment of its credit portfolio risk, (b) prompt collection of outstanding credit and (c) reporting to Corporate Services (CFO, Treasurer and Corporate Controller).
          Assessing portfolio credit risk
•	Assess the credit risk on an individual account basis

•	New shipments will only be made within established guidelines

•	Continuous and periodical assessments of the overall risk profile of the credit portfolio considering industry conditions credit terms/programs, specific account condition with appropriate actions implemented.
          Prompt Payment
•	Delinquent accounts will be contacted in a timely manner and communications of such delinquency will be made to business management and to the sales organization

•	Customer accounts will be kept clean, i.e., credit and debit adjustments issued timely, cash applied to invoices, etc.
          Reporting to Corporate Services
•	In the monthly financial reporting package include key performance measures relating to receivable DSO, aging, dating, etc. The business unit DSO will be shown for domestic, foreign and total and calculated on a Company-wide basis

•	Quarterly provide a brief communication on the business unit’s credit risk portfolio profile and highlight substantive changes

•	Annually review any programs which extend credit beyond normal product sale terms
          In addition to the above activities it is important that each business unit establish an environment consistent with managing its credit risk. Important areas to consider and which may impact such an environment include the following:
•	Scope of account responsibility given to sales personnel

•	Sales personnel basis of incentive compensation

•	Customer incentives for prompt payment

•	Level of communications between sales and credit personnel

•	Use of performance measures and establishing goals
          Also, it is the responsibility of each business unit to quickly communicate to other PolyOne business units, as appropriate, problem accounts or potential bad credit risks.

SCHEDULE III
FORMS OF INVOICES

SCHEDULE IV
JURISDICTION OF INCORPORATION,
ORGANIZATION IDENTIFICATION NUMBER AND
LOCATION OF SELLER’S PRINCIPAL PLACE OF BUSINESS,
CHIEF EXECUTIVE OFFICE AND OFFICE WHERE RECORDS ARE KEPT
PolyOne Corporation
Jurisdiction of Incorporation
Ohio.
Organization Identification Number
OH-1181191.
Principal Place of Business, Chief Executive Office and Office Where Records Are Kept
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012

SCHEDULE V
TRADEMARK OR OTHER NAMES FOR SELLER
None.